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                                                                    EXHIBIT 12.1

                             Nexstar Finance, L.L.C.

                Computation of Ratio of Earnings to Fixed Charges
                             (dollars in thousands)

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

                                                  December 31, 1996    December 31, 1997    December 31, 1998    December 31, 1999
                                                  -----------------    -----------------    -----------------    -----------------
Pre-tax income (loss) from continuing operations            (1,255)              (1,579)                 (89)                5,508
                                                                                -------              -------               -------

Fixed Charges:

Interest expense and amortization of debt discount             893                2,632               11,452                16,020

Rent expense:                                                   27                   50                  103                   166
                                                           -------              -------              -------               -------

Total fixed charges                                            920                2,682               11,555                16,186
                                                           -------              -------              -------               -------

Pre-tax income (loss) from continuting
operations plus fixed charges                                 (335)               1,103               11,466                21,694

Ratio of earnings to fixed charges                              --                   --                   --                   1.3

Deficiency  to cover fixed charges                           1,255                1,579                   89                    --

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
                                                       December 31, 2000     June 30, 2000    June 30, 2001
                                                       -----------------     -------------    -------------
Pre-tax income (loss) from continuing operations                  18,570             4,961            (300)
                                                                 -------           -------         -------

Fixed Charges:

Interest expense and amortization of debt discount                19,736            11,167          19,187

Rent expense:                                                        212               106             125
                                                                 -------           -------         -------

Total fixed charges                                               19,948            11,273          19,312
                                                                 -------           -------         -------

Pre-tax income (loss) from continuting
operations plus fixed charges                                     38,518            16,234          19,012

Ratio of earnings to fixed charges                                   1.9               1.4              --

Deficiency  to cover fixed charges                                    --                --             300
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